UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2023

MaxCyte, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40674	52-2210438
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9713 Key West Avenue, Suite 400

Rockville, Maryland 20850

(Address of principal executive offices, including zip code)

(301) 944-1700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MXCT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(e)    Retirement of Doug Doerfler as President, Chief Executive Officer and Director

On December 10, 2023, Doug Doerfler, President and Chief Executive Officer of MaxCyte, Inc. (the “Company”), notified the Company’s Board of Directors (the “Board”) of his decision to retire from those positions and as a member of the Board, in each case effective as of December 31, 2023 (the “Retirement Date”). On December 11, 2023, Mr. Doerfler and the Company entered into a Transition Agreement (the “Transition Agreement”) setting forth the terms of Mr. Doerfler’s retirement and employment transition. Under the Transition Agreement, subject to Mr. Doerfler executing a general release of claims in favor of the Company and allowing it to become effective, the Company will pay Mr. Doerfler the equivalent of 18 months of his base salary in effect as of the Retirement Date, to be paid in 18 equal monthly installments beginning on February 1, 2024.

The Company will also pay the federal COBRA (or, if applicable, state continuation coverage) premiums to continue healthcare coverage for Mr. Doerfler and his covered dependents, as applicable, for 18 months from the Retirement Date or, if earlier, the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or the date on which he ceases to be eligible for COBRA or state continuation coverage for any reason.  If the Company determines that its payment of the COBRA premiums on Mr. Doerfler’s behalf would violate applicable law, then the Company will make a cash payment to Mr. Doerfler equal to the monthly COBRA premium, subject to applicable tax withholding.

Mr. Doerfler will be entitled to receive a performance-based bonus for the year ending December 31, 2023, which bonus will be calculated based on the corporate funding rate (to be determined by the Compensation Committee of the Board) and will be paid at the same time as bonuses are paid to other executive officers of the Company, but no later than March 15, 2024.

The Company and Mr. Doerfler intend to enter into a separate agreement (the “Consulting Agreement”), to be effective as of the Retirement Date, pursuant to which Mr. Doerfler will, at the request of the Company’s Chief Executive Officer or the Board, or its designee, provide the Company with consulting services as requested, up to 20 hours per month, through June 30, 2025 (the “Consulting Term”). In consideration for such services, Mr. Doerfler will receive a monthly consulting fee of $10,000 per month for the first 15 hours of service in a month, with any additional services in excess of 15 hours to be provided at a rate of $600 per hour.

Mr. Doerfler’s provision of services under the Consulting Agreement will constitute “Continuous Service” for purposes of continued vesting of his outstanding stock option awards under the Company’s equity incentive plans. In addition, any unvested stock options held by Mr. Doerfler as of the Retirement Date will become immediately vested and exercisable upon the earliest of (i) the expiration of the Consulting Term, provided that Mr. Doerfler has provided services under the Consulting Agreement for the full Consulting Term, (ii) the early termination of the Consulting Agreement by the Company for convenience prior to the expiration of the Consulting Term or (iii) the consummation of a “Change in Control” or “Change of Control” of the Company (as defined in the applicable equity incentive plan and agreements under which such options were granted). The Company has also agreed to extend the period of time during which Mr. Doerfler may exercise any vested, outstanding and unexercised stock options until 24 months after the expiration or termination of the Consulting Term or, if earlier, upon the applicable expiration date of the stock option as of the Retirement Date.

The Company has also agreed to reimburse Mr. Doerfler for attorneys’ fees and expenses incurred in connection with entering into the Transition Agreement and Consulting Agreement, subject to a specified maximum.

The foregoing descriptions of the Transition Agreement and Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2023.

(c)(e)Appointment of Maher Masoud as President and Chief Executive Officer

On December 10, 2023, the Board appointed Maher Masoud, currently the Company’s Executive Vice President, General Counsel and Secretary, to serve as the Company’s President and Chief Executive Officer and a

member of the Board, each effective as of January 1, 2024. Mr. Masoud will serve in the class of directors whose term will expire at the Company’s 2025 annual meeting of stockholders. The Company does not expect that Mr. Masoud will be named as a member of any committees of the Board.

Biographical information about Mr. Masoud is contained in the Company’s definitive proxy statement for its 2023 annual meeting of stockholders filed with the Securities and Exchange Commission on April 28, 2023 and is incorporated herein by reference. There are no related party transactions between Mr. Masoud and the Company that would require disclosure under Item 404(a) of Regulation S-K, and there is no family relationship between Mr. Masoud and any of the Company’s directors or other executive officers.

In connection with Mr. Masoud’s appointment, the Board approved, at the recommendation of the Compensation Committee of the Board, and on December 11, 2023, the Company and Mr. Masoud entered into, a letter agreement (the “Promotion Letter”) setting forth certain changes to Mr. Masoud’s compensation upon the effectiveness of his promotion to President and Chief Executive Officer. The Promotion Letter modifies and amends the terms of Mr. Masoud’s existing Severance Agreement, dated as of January 11, 2021 (the “Severance Agreement”). The Promotion Letter also confirms that Mr. Masoud will serve as a member of the Board for so long as he serves as the Company’s Chief Executive Officer.

Under the terms of the Promotion Letter, Mr. Masoud’s annual base salary will increase from $412,500 to $590,000, and his annual target bonus opportunity will increase from 40% of his current annual base salary to 60% of his increased base salary. Subject to the approval of the Board following the effective date of Mr. Masoud’s promotion, Mr. Masoud will be granted a stock option to purchase 400,000 shares of the Company’s common stock. The stock option will vest as to 25% of the shares on the first anniversary of the grant date, with the remaining shares underlying the option vesting in 36 equal monthly installments thereafter, subject to Mr. Masoud’s continuous service with the Company at each vesting date. The stock option grant will have an exercise price equal to the closing price of the Company’s common stock on the grant date.

The stock option described above will be subject to the terms and conditions of the award agreement pursuant to which it is granted. Mr. Masoud will remain eligible for additional future equity awards as may be determined by the Board, or a committee thereof, in accordance with the Company’s equity incentive plans.

Under the terms of the Severance Agreement, as modified by the Promotion Letter, if Mr. Masoud is terminated by the Company other than for “cause” (as defined in the Severance Agreement), or if he resigns for “good reason” (as defined in the Severance Agreement) (each such termination, a “Triggering Event”), and if such Triggering Event occurs on or within three months prior to, or 24 months following, a “change of control” (as defined in the Severance Agreement), then Mr. Masoud will be eligible to receive a severance amount equal to (a) 18 months of his then current base salary plus (b) 1.5 times his then current “target bonus,” which is defined as greater of (i) the actual bonus amount earned under the Company’s bonus plan with respect to the calendar year prior to the calendar year in which the termination occurs, (ii) the actual bonus amount earned under the Company’s bonus plan for the calendar year in which the termination occurs, or (iii) the target bonus amount under the Company’s bonus plan for the calendar year in which the termination occurs. The foregoing target bonus amount will not be subject to proration, and the severance amount described in the preceding sentence will be paid in equal monthly installments over an 18-month period (the “CIC Severance Period”), subject to standard payroll deductions and withholdings. In the event of a Triggering Event that occurs more than three months prior to or more than 12 months following a change of control, then Mr. Masoud will be eligible to receive a severance amount equal to 12 months of his then current base salary, payable in equal monthly installments over a 12-month period (the “Non-CIC Severance Period”), subject to standard payroll deductions and withholdings. In addition, upon a Triggering Event that occurs on or within 180 days prior to, or 24 months following, a change of control, all of the unvested shares subject to any stock options granted to Mr. Masoud that remain outstanding and would otherwise not be vested and exercisable as of the date of termination will be treated as vested and exercisable as of the date of termination.

Upon the occurrence of a Triggering Event, if Mr. Masoud timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following the date of termination, then the Company will also pay the federal COBRA (or, if applicable, state continuation coverage) premiums to continue healthcare coverage for Mr. Masoud and his covered dependents for the CIC Severance Period or Non-CIC Severance Period, as applicable, or, if earlier, until the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or the date on which he ceases to be eligible for

COBRA or state continuation coverage for any reason (such period, the “COBRA Payment Period”).  If the Company determines that its payment of the COBRA premiums on Mr. Masoud’s behalf would violate applicable law, then the Company will pay Mr. Masoud each month during the COBRA Payment Period a cash payment equal to the COBRA premium for such month, subject to applicable tax withholding.

The foregoing description of the Promotion Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Promotion Letter, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2023.

Item 7.01.    Regulation FD Disclosure.

On December 11, 2023, the Company issued a press release announcing the management transition.  A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release, dated December 11, 2023.
104	Cover Page Interactive Data (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MaxCyte, Inc.

Dated: December 11, 2023	By:	/s/ Douglas Swirsky
Douglas Swirsky
Chief Financial Officer